Exhibit 1.01

CONFLICT MINERALS REPORT
FOR CALENDAR YEAR 2023

Part I: Introduction

This document constitutes Merck & Co., Inc.’s Conflict Minerals Report (the “Report” or “CMR”) for the year ended December 31, 2023. We have prepared this Report and are issuing it in accordance with the requirements of Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and in connection with Merck & Co., Inc.’s disclosure filed on the specialized disclosure form (“Form SD”). Any references to “Merck,” the “Company,” “we,” “us,” and “our” refer to Merck & Co., Inc. and its consolidated subsidiaries.

The U.S. Securities and Exchange Commission (“SEC”) has issued rules implementing the “Conflict Minerals” disclosure requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “SEC Conflict Minerals Reporting Rule” or the “Rule”). If an SEC registrant manufactures (or contracts to have manufactured) products containing columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, which are limited to tantalum, tin and tungsten (collectively, “3TG” or “Conflict Minerals”), and the 3TG is necessary to such products’ functionality or production, the Rule requires that registrant to undertake a Reasonable Country of Origin Inquiry (“RCOI”).

If, as a result of the RCOI, the Company knows or has reason to believe that any 3TG contained in such products originated in the Democratic Republic of Congo or an adjoining country as defined in the Rule (the “Covered Countries”), and is not from recycled or scrap sources, the registrant must exercise due diligence on the source and chain of custody of such minerals. Specifically, registrants must determine whether: (a) any 3TG that is necessary to the functionality or production of a product manufactured or contracted to be manufactured by the registrant originated in the Covered Countries; and (b) any such 3TG directly or indirectly financed or benefitted armed groups in the Covered Countries.

Overview

Merck is a global health care company that delivers innovative health solutions through its prescription medicines, including biologic therapies, vaccines and animal health products. The Company’s operations are principally managed on a product basis and include two operating segments, Pharmaceutical and Animal Health segments, both of which are reportable segments.

The Pharmaceutical segment includes human health pharmaceutical and vaccine products. Human health pharmaceutical products consist of therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. The Company sells these human health pharmaceutical products primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations, pharmacy benefit managers and other institutions. Human health vaccine products consist of preventive pediatric, adolescent and adult vaccines. The Company sells these human health vaccines primarily to physicians, wholesalers, physician distributors and government entities.

The Animal Health segment discovers, develops, manufactures, and markets a wide range of veterinary pharmaceutical and vaccine products, as well as health management solutions and services, for the prevention, treatment and control of disease in all major livestock and companion animal species. The Animal Health segment also offers an extensive suite of digitally connected identification, traceability, and monitoring products. These technology products (collectively referred to as Technology Solutions (“TS”) products) are designed to improve the quality of life of animals, protect the human food chain, and assist in aquaculture conservation efforts. The Company sells TS products to veterinarians, distributors, farmers and pet owners. TS’s suite of products is largely digital, meaning that such products involve a greater potential use of 3TG.

Merck has thousands of direct material suppliers and an extensive internal and external network of manufacturing sites around the world. Given the size and complexity of Merck’s supply chain, Merck is several tiers removed from smelters/refiners and has no direct business relationship with them. As a result, Merck must rely on its direct material suppliers to provide information on their upstream supplier sourcing; this includes country of origin determinations for Conflict Minerals that may go into the materials or product provided by those direct material suppliers to Merck. In addition, the amount of reliable information available globally on the traceability and sourcing of Conflict Minerals is limited, which presents another challenge to our ability to precisely track any Conflict Minerals back to their source and origin, thereby making us more reliant on the information provided by our direct material suppliers and industrial initiatives such as the Responsible Materials Initiative (“RMI”).

Our Conflict Minerals Policy

Merck has established a Conflict Minerals Policy governing its position and commitment on managing the use of Conflict Minerals in its supply chain.

Our Conflict Minerals Public Policy Statement can be found on our website:

https://www.merck.com/wp-content/uploads/sites/124/2020/04/ConflictMinerals_MRK_DEC23.pdf

Our Scoping Assessment

Merck continuously engages in scoping assessment activities to determine which materials and products in our supply chain may contain any Conflict Minerals that may be necessary to the functionality or production of our products, including those made by contract manufacturers or that Merck manufactures along with its joint ventures. Consistent with the Company’s Conflict Minerals Report filed in 2023, Merck has determined that none of our Pharmaceutical or Animal Health medicines, vaccines or biologic products contains 3TG.

Merck does, however, have reason to believe that 3TG may be necessary to the functionality or production of certain TS products, including electronic identification and monitoring tags and collars for livestock, companion animals, and aquaculture. Merck also believes that 3TG may be necessary to the functionality or production of a small number of its product delivery systems and ancillary devices to support the use of certain of our prescription medicines, vaccines and biological products. The products for which Merck believes 3TG may be necessary to the functionality or production are referred to herein as our “in-scope products.” Merck has taken the actions described in Part II and conducted a RCOI of these in-scope products.

Part II. Reasonable Country of Origin Inquiry

For the 2023 reporting period, Merck retained Assent Compliance Inc. (“Assent”), a well-known and well-respected third-party vendor, who used the Conflict Minerals Reporting Template (“CMRT”) published by the RMI for the RCOI survey to obtain countries of origin information for any Conflict Mineral smelters/refiners that may exist upstream in our supply chain. Merck, with the assistance of Assent, performed a Conflict Minerals applicability scoping assessment to determine which of our suppliers sell products to Merck that may contain 3TG in their materials or products, or for which 3TG is necessary to the functionality or production of the materials or products.

For the 2023 reporting period, our scoping assessment confirmed that approximately 244 direct material suppliers (including contract manufacturers) were in scope for the 2023 RCOI survey. The reduction in the number of in-scope suppliers from the Company’s Conflict Minerals Report filed in 2023 reflects an effort by the Company to reduce and optimize its supply base. Accordingly, via Assent, we sent the RCOI survey to these suppliers and requested that they identify the smelters/refiners and countries of origin of the Conflict Minerals in products or materials they supply to us.

Each direct material supplier received an introductory email that provided the supplier with information on the SEC Conflict Minerals Reporting Rule and the reasons for contacting them. The suppliers were also provided with information on how to complete the CMRT. Following the initial survey request, reminder emails were sent asking suppliers to complete the RCOI survey.

We received responses from 86 direct material suppliers that were in the RCOI survey. Of these, 49 stated that some 3TG is used in their materials or products or is necessary to the functionality or production of the materials or products purchased by Merck. 47 of the direct material suppliers who responded to our survey identified specific smelters or refiners. Based on the RCOI survey responses received and subsequent smelter/refiner information verification, we have reason to believe that some smelters/refiners identified by our direct material suppliers may be sourcing 3TG from the Covered Countries and that the 3TG does not completely come from recycled or scrap sources; however, we cannot be certain that the identified smelters and refiners supplied 3TG for parts and components supplied to Merck rather than to other customers, and we are continuing to conduct due diligence activities, as described further in Part VI below.

Part III. Design of Conflict Minerals Program

We have designed our due diligence process to conform, in all material respects, with the Organization for Economic Co-Operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”), and related supplements for tin, tantalum, tungsten and gold. Summarized below are the design components of our Conflict Minerals program as they relate to the five-step framework from the OECD Guidance.

OECD Step 1: Establish strong company management systems

Conflict Minerals Policy: We have an established Conflict Minerals Public Policy Statement. It is posted on our Company website.

Conflict Minerals Expectations: We define and communicate our expectations for the responsible sourcing of minerals in our Company’s Business Partner Code of Conduct. All business partners that engage in the manufacture of our products or that supply direct materials are expected to maintain procedures to ensure the responsible sourcing of minerals.

Conflict Minerals Team: We maintain a cross-functional team consisting of Compliance, Legal, and Global Supplier Management that supervises and manages our Conflict Minerals program. We also engage the services of Assent to support the implementation of our program. This team provides program updates to senior management of Global Supplier Management and the Animal Health Division.

Conflict Minerals Training: We train internal staff that have responsibility for sourcing direct materials on the processes and procedures that must be followed when sourcing materials, including those that may potentially contain Conflict Minerals.

Conflict Minerals Information: Through Assent, we provide information and training materials on Conflict Minerals to direct materials suppliers identified as in-scope to receive a supply chain survey to help inform and educate them.

Conflict Minerals Control System: We maintain a Conflict Minerals program that is linked to our supplier sourcing decision-making process. We apply a conflict minerals supply chain system of controls and transparency through the use of the CMRT, to identify the smelters/refiners that process the necessary Conflict Minerals potentially contained in our products.

Conflict Minerals Recordkeeping: We keep business records that relate to our Conflict Minerals program, including the results of RCOI surveys and smelter/refiner due diligence activities, and retain them for at least five years.

Conflict Minerals Contract Clause: There is a Conflict Minerals compliance clause in our contract templates used with direct material suppliers whose materials or products are known to contain Conflict Minerals and for which Conflict Minerals are necessary to the functionality or production of the products. This clause obligates direct material suppliers to use reasonable endeavors to avoid the use or inclusion of Conflict Minerals in products they supply to us.

Grievance Mechanism: We maintain a mechanism to allow employees, suppliers, business partners and other stakeholders to report concerns, including those that relate to our Conflict Minerals program. Concerns may be reported confidentially and anonymously at msdethics.com.

OECD Step 2: Identify and assess risks in our supply chain

Identify: We identify all direct material suppliers, including contract manufacturers and joint venture partners that supply materials and products to our Company which may potentially contain Conflict Minerals and that are considered in-scope.

Survey: For all direct material suppliers whose materials or products are considered likely to contain Conflict Minerals and for which Conflict Minerals are necessary to the production or functionality of the materials or products, we survey (via Assent) these suppliers using the CMRT developed by RMI, requesting them to identify smelters/refiners and countries of origin of the Conflict Minerals in the materials and products they provide to us.

Follow-Up: When direct material suppliers fail to provide complete and consistent responses to our RCOI survey request in a timely manner, we (via Assent) follow up to obtain the requested information. We (via Assent) sent as many as seven follow-up communications over a period of five months to each supplier that had not responded throughout the duration of the campaign, and our standard TS supplier template agreement requires responses from suppliers with whom we engage.

Compare and Research: Upon receipt of the RCOI survey response, we (via Assent) compare each supplier’s reported list of smelters/refiners against the list of facilities that have received “conformant” or “confirmed” designation from the Responsible Minerals Assurance Process (“RMAP”) or other independent third-party audit programs to identify their “conflict-free” status. We rely on RMI data to ascertain the countries of origin of the Conflict Minerals processed by these facilities and, additionally, we leverage the research capabilities of a third-party service provider to attempt to identify the countries of origin for supplier identified smelters/refiners that are not disclosed by the RMI.

Document: At the conclusion of the process, we document the smelters/refiners and related countries of origin information for supplier identified smelters/refiners.

OECD Step 3: Execute a strategy to respond to identified risks

Our Conflict Minerals Team meets with relevant business sourcing managers to discuss and agree upon the actions Merck will take to maintain supplier compliance with our Conflict Minerals Policy. Our risk mitigation efforts are specifically related to our Conflict Minerals Policy, with the goal of bringing each surveyed supplier into compliance with our requirements.

OECD Step 4: Carry out independent third-party audits

Merck relies on the independent third-party audits of smelters/refiners that are conducted as part of the RMAP, which evaluates the procurement practices of smelters and refiners that process and provide Conflict Minerals to our supply chain.

OECD Step 5: Report annually on Supply Chain Due Diligence

Merck reports its annual Conflict Minerals due diligence results to the SEC and makes the report available on the Company website at

https://www.merck.com/company-overview/responsibility/transparency-disclosures/.

The information on this website is not incorporated by reference into this CMR and does not constitute a part of this CMR.

Part IV: Due Diligence Performed

Below is a summary of the due diligence activities Merck performed for this reporting period, including activities performed by Assent:

•	Issued requests to all in-scope suppliers to complete/return a CMRT to obtain smelter/refiner and countries of origin information for the materials/products they provided to Merck in 2023.
•	Performed verification activities to determine if any of the smelters/refiners disclosed by suppliers are Conflict Minerals processing facilities, using the Standard Smelter List published by RMI.
◦	Where a supplier-identified smelter/refiner was confirmed as a Conflict Minerals processing facility, we evaluated whether that smelter/refiner was certified as “conformant” or “active” using the RMAP, or other equivalent validation program.
•	Contacted surveyed suppliers on responses to supply chain surveys that we identified as having incomplete or potentially inaccurate information to seek additional clarifying information.
•	Monitored and tracked surveyed suppliers to determine their progress in meeting our Company’s Conflict Minerals reporting requirements.
•	Contacted suppliers that did not respond to our supply chain survey request and asked them to provide an updated CMRT.
•	Participated in an outreach program to smelters and refiner facilities not currently enrolled in the RMAP to encourage their participation.
•	Reported on the status of our Conflict Minerals program to senior management in our Global Supplier Management Group and Animal Health Division.
•	Provided Conflict Minerals training to new internal sourcing professionals involved in direct material sourcing activities.

Part V: Results of Due Diligence

During this reporting period, we confirmed that none of our Pharmaceutical or Animal Health medicines, vaccines or biologic products contains any 3TG; however, Merck does have reason to believe 3TG may be necessary to the functionality or production of certain TS products as well as a small number of its product delivery systems and ancillary devices to support the use of certain of our pharmaceutical and animal medicines, vaccines and biological products.

Merck cannot at this time draw any definitive conclusions about the countries of origin for, or the conformant status of, all identified smelters/refiners that may be necessary to its in-scope products’ functionality or production. The majority of the smelters/refiners identified by our suppliers were at company-level of their upstream suppliers and, therefore, potentially not relevant to the materials or products they supply to us.

Although some or all of the information in Appendix I and Appendix II below may not be relevant to any Merck product, Merck has chosen to aggregate the smelter/refiner data for all responding in-scope suppliers that identified smelters/refiners and report it in the Appendices below for the reasons noted above.

Our efforts to determine the countries of origin for supplier identified smelters/refiners is, as described in this report, reliant on the “conformant” smelter/refiner information provided by RMI.

Total Number of Smelters/ Refiners Identified By our Direct Material Suppliers	Number of Confirmed Smelters/ Refiners	Number of “Conformant” Smelters/Refiners
351	351	225

Notes:

“Confirmed” means smelters/refiners appear on the Standard Smelter List of the RMI’s CMRT. “Conformant” means smelters/refiners are conformant with the RMAP assessment protocols. The compliance status reflected in the table is based solely on information published by RMI.

Part VI: Future Due Diligence Measures

Merck is continuing to execute the activities described in Part III “Design of Conflict Minerals Program” and Part IV “Due Diligence Performed” for the next reporting period.

Appendix I: Smelter or Refiner Information

This list includes the facilities which, to the extent known, processed Tin, Tantalum, Tungsten and Gold in Merck’s supply chain. Merck conducts no direct transactions and has no contractual relationships with these smelters and refiner facilities nor their sources of ore.

The information provided in the list is an aggregation of data received from our direct material suppliers and not a confirmation of Conflict Minerals contained in our products. Since many of the identified smelters/refiners were disclosed at the company-level by our direct material suppliers, Merck is unable to confirm which specific smelters/refiners were actually linked to our products. Therefore, the list may contain smelters/refiners that do not relate directly to Merck’s products.

Metal	Smelter	Country	Smelter ID	RMI Audit Status
Tungsten	A.L.M.T. Corp.	Japan	CID000004	*
Gold	Advanced Chemical Company	United States Of America	CID000015	**
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019	*
Gold	Agosi AG	Germany	CID000035	*
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041	*
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058	*
Gold	Argor-Heraeus S.A.	Switzerland	CID000077	*
Gold	Asahi Pretec Corp.	Japan	CID000082	*
Gold	Asaka Riken Co., Ltd.	Japan	CID000090	*
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	CID000103
Tungsten	Kennametal Huntsville	United States Of America	CID000105	*
Gold	Aurubis AG	Germany	CID000113	*
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128	*
Gold	Boliden AB	Sweden	CID000157	*
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176	*
Gold	Caridad	Mexico	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185	*
Gold	Cendres + Metaux S.A.	Switzerland	CID000189
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218	*
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228	*
Gold	Chimet S.p.A.	Italy	CID000233	*

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258	*
Gold	Chugai Mining	Japan	CID000264	*
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China	CID000281
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China	CID000291	*
Tin	Alpha	United States Of America	CID000292	*
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309	*
Tin	PT Premium Tin Indonesia	Indonesia	CID000313	*
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359	*
Gold	Dowa	Japan	CID000401	*
Tin	Dowa	Japan	CID000402	*
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425	*
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438	*
Tin	Estanho de Rondonia S.A.	Brazil	CID000448	*
Tantalum	F&X Electro-Materials Ltd.	China	CID000460	*
Tin	Fenix Metals	Poland	CID000468	*
Gold	JSC Novosibirsk Refinery	Russian Federation	CID000493
Gold	Refinery of Seemine Gold Co., Ltd.	China	CID000522
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538	*
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555
Tungsten	Global Tungsten & Powders LLC	United States Of America	CID000568	*
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	CID000616	*
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671
Gold	LT Metal Ltd.	Korea, Republic Of	CID000689	*
Gold	Heimerle + Meule GmbH	Germany	CID000694	*
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707	*
Gold	Heraeus Germany GmbH Co. KG	Germany	CID000711	*
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766	*
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767
Tungsten	Hunan Jintai New Material Co., Ltd.	China	CID000769
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773

Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801	*
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807	*
Gold	Istanbul Gold Refinery	Turkey	CID000814	*
Gold	Japan Mint	Japan	CID000823	*
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825	*
Gold	Jiangxi Copper Co., Ltd.	China	CID000855	*
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914	*
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917	*
Gold	Asahi Refining USA Inc.	United States Of America	CID000920	*
Gold	Asahi Refining Canada Ltd.	Canada	CID000924	*
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CID000927
Gold	JSC Uralelectromed	Russian Federation	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937	*
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956
Gold	Kazzinc	Kazakhstan	CID000957	*
Tungsten	Kennametal Fallon	United States Of America	CID000966	*
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969	*
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981	*
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029
Gold	L'azurde Company For Jewelry	Saudi Arabia	CID001032
Gold	Lingbao Gold Co., Ltd.	China	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China	CID001058
Tin	China Tin Group Co., Ltd.	China	CID001070	*
Tantalum	AMG Brasil	Brazil	CID001076	*
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	CID001078	*
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105	*
Gold	Materion	United States Of America	CID001113	*
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119	*
Tin	Metallic Resources, Inc.	United States Of America	CID001142	*
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147	*

Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149	*
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152	*
Gold	Metalor Technologies S.A.	Switzerland	CID001153	*
Gold	Metalor USA Refining Corporation	United States Of America	CID001157	*
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161	*
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163	*
Tin	Mineracao Taboca S.A.	Brazil	CID001173	*
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175	*
Tin	Minsur	Peru	CID001182	*
Gold	Mitsubishi Materials Corporation	Japan	CID001188	*
Tin	Mitsubishi Materials Corporation	Japan	CID001191	*
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192	*
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193	*
Tantalum	NPM Silmet AS	Estonia	CID001200	*
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220	*
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231	*
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236	*
Gold	Nihon Material Co., Ltd.	Japan	CID001259	*
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277	*
Tin	Novosibirsk Tin Combine	Russian Federation	CID001305
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314	*
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325	*
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation	CID001326
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337	*
Gold	MKS PAMP SA	Switzerland	CID001352	*
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397	*

Tin	PT Artha Cipta Langgeng	Indonesia	CID001399	*
Tin	PT Babel Inti Perkasa	Indonesia	CID001402	*
Tin	PT Babel Surya Alam Lestari	Indonesia	CID001406	*
Tin	PT Bangka Tin Industry	Indonesia	CID001419	**
Tin	PT Belitung Industri Sejahtera	Indonesia	CID001421	*
Tin	PT Bukit Timah	Indonesia	CID001428	*
Tin	PT Mitra Stania Prima	Indonesia	CID001453	*
Tin	PT Panca Mega Persada	Indonesia	CID001457
Tin	PT Prima Timah Utama	Indonesia	CID001458	*
Tin	PT Refined Bangka Tin	Indonesia	CID001460	*
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463	*
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468	*
Tin	PT Timah Tbk Kundur	Indonesia	CID001477	*
Tin	PT Timah Tbk Mentok	Indonesia	CID001482	*
Tin	PT Timah Nusantara	Indonesia	CID001486	*
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490	*
Tin	PT Tommy Utama	Indonesia	CID001493	*
Gold	PX Precinox S.A.	Switzerland	CID001498	*
Tantalum	QuantumClean	United States Of America	CID001508	*
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512	*
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522	*
Gold	Royal Canadian Mint	Canada	CID001534	*
Tin	Rui Da Hung	Taiwan, Province Of China	CID001539	*
Gold	Sabin Metal Corp.	United States Of America	CID001546
Gold	Samduck Precious Metals	Korea, Republic Of	CID001555
Gold	Samwon Metals Corp.	Korea, Republic Of	CID001562
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585	*
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622	*
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736	*
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	CID001761	*
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798	*

Gold	Super Dragon Technology Co., Ltd.	Taiwan, Province Of China	CID001810
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869	*
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875	*
Tantalum	Telex Metals	United States Of America	CID001891	*
Tin	Thaisarco	Thailand	CID001898	*
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909
Gold	Shandong Gold Smelting Co., Ltd.	China	CID001916	*
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938	*
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947
Gold	Torecom	Korea, Republic Of	CID001955	*
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969	*
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980	*
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993	*
Gold	Valcambi S.A.	Switzerland	CID002003	*
Tin	VQB Mineral and Trading Group JSC	Viet Nam	CID002015
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030	*
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036	*
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044	*
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082	*
Gold	Yamakin Co., Ltd.	Japan	CID002100	*
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129	*
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158	*
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	CID002180	*
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224	*
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243	*
Gold	Morris and Watson	New Zealand	CID002282
Gold	SAFINA A.S.	Czechia	CID002290	*
Gold	Guangdong Jinding Gold Limited	China	CID002312
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China	CID002313
Gold	Umicore Precious Metals Thailand	Thailand	CID002314
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315	*

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316	*
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317	*
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318	*
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319	*
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320	*
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321	*
Tin	CV Venus Inti Perkasa	Indonesia	CID002455	*
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468	*
Tin	PT Tirus Putra Mandiri	Indonesia	CID002478
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492	*
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494	*
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502	*
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503	*
Tantalum	D Block Metals, LLC	United States Of America	CID002504	*
Tantalum	FIR Metals & Resource Ltd.	China	CID002505	*
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506	*
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508	*
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509	*
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511	*
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512	*
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	CID002513	*
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China	CID002516
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517	*
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527
Tantalum	KEMET de Mexico	Mexico	CID002539	*
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541	*
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002542	*

Tungsten	Masan High-Tech Materials	Viet Nam	CID002543	*
Tantalum	TANIOBIS Co., Ltd.	Thailand	CID002544	*
Tantalum	TANIOBIS GmbH	Germany	CID002545	*
Tantalum	Materion Newton Inc.	United States Of America	CID002548	*
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	CID002549	*
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002550	*
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551	*
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557	*
Tantalum	Global Advanced Metals Aizu	Japan	CID002558	*
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561
Gold	International Precious Metal Refiners	United Arab Emirates	CID002562
Gold	Kaloti Precious Metals	United Arab Emirates	CID002563
Gold	Sudan Gold Refinery	Sudan	CID002567
Tin	CV Ayi Jaya	Indonesia	CID002570	*
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam	CID002572
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002573
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002574
Gold	T.C.A S.p.A	Italy	CID002580	*
Gold	REMONDIS PMR B.V.	Netherlands	CID002582	*
Gold	Fujairah Gold FZC	United Arab Emirates	CID002584
Gold	Industrial Refining Company	Belgium	CID002587
Gold	Shirpur Gold Refinery Ltd.	India	CID002588
Tungsten	Niagara Refining LLC	United States Of America	CID002589	*
Tin	PT Rajehan Ariq	Indonesia	CID002593	*
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605	*
Gold	Marsam Metals	Brazil	CID002606
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615	*
Tungsten	China Molybdenum Tungsten Co., Ltd.	China	CID002641	*
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649
Tin	PT Cipta Persada Mulia	Indonesia	CID002696	*
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	CID002703

Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706	*
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707	*
Gold	Abington Reldan Metals, LLC	United States Of America	CID002708	*
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724
Gold	Shenzhen CuiLu Gold Co., Ltd.	China	CID002750
Tin	Super Ligas	Brazil	CID002756	*
Gold	Albino Mountinho Lda.	Portugal	CID002760
Gold	SAAMP	France	CID002761
Gold	L'Orfebre S.A.	Andorra	CID002762	*
Gold	8853 S.p.A.	Italy	CID002763
Gold	Italpreziosi	Italy	CID002765	*
Tin	Aurubis Beerse	Belgium	CID002773	*
Tin	Aurubis Berango	Spain	CID002774	*
Tin	PT Bangka Prima Tin	Indonesia	CID002776	*
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778	*
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779	*
Tin	PT Sukses Inti Makmur	Indonesia	CID002816	*
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827	*
Tungsten	ACL Metais Eireli	Brazil	CID002833
Tin	PT Menara Cipta Mulia	Indonesia	CID002835	*
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842	*
Tin	HuiChang Hill Tin Industry Co., Ltd.	China	CID002844	*
Tungsten	Moliren Ltd.	Russian Federation	CID002845
Gold	AU Traders and Refiners	South Africa	CID002850
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India	CID002852
Gold	Sai Refinery	India	CID002853
Gold	Modeltech Sdn Bhd	Malaysia	CID002857
Tin	Modeltech Sdn Bhd	Malaysia	CID002858
Gold	Bangalore Refinery	India	CID002863	**
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867
Gold	Pease & Curren	United States Of America	CID002872
Gold	JALAN & Company	India	CID002893

Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918	*
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919	*
Gold	ABC Refinery Pty Ltd.	Australia	CID002920
Gold	Safimet S.p.A	Italy	CID002973
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116	*
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	CID003153
Gold	African Gold Refinery	Uganda	CID003185
Gold	Gold Coast Refinery	Ghana	CID003186
Gold	NH Recytech Company	Korea, Republic Of	CID003189	*
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190	*
Tin	PT Bangka Serumpun	Indonesia	CID003205	*
Tin	Pongpipat Company Limited	Myanmar	CID003208
Gold	QG Refining, LLC	United States Of America	CID003324
Tin	Tin Technology & Refining	United States Of America	CID003325	*
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	CID003348
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	CID003356
Tin	Ma'anshan Weitai Tin Co., Ltd.	China	CID003379
Tin	PT Rajawali Rimba Perkasa	Indonesia	CID003381	*
Gold	CGR Metalloys Pvt Ltd.	India	CID003382
Gold	Sovereign Metals	India	CID003383
Tin	Luna Smelter, Ltd.	Rwanda	CID003387	*
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397	*
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	CID003407	*
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	CID003408
Tin	Precious Minerals and Smelting Limited	India	CID003409	**
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410
Tungsten	NPP Tyazhmetprom LLC	Russian Federation	CID003416
Tungsten	Hubei Green Tungsten Co., Ltd.	China	CID003417	*
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424	*
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425	*
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	CID003427
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449	*

Gold	Augmont Enterprises Private Limited	India	CID003461
Gold	Kundan Care Products Ltd.	India	CID003463
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468	*
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	CID003486	*
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	CID003488
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	CID003490
Gold	K.A. Rasmussen	Norway	CID003497
Gold	Alexy Metals	United States Of America	CID003500
Tin	CRM Synergies	Spain	CID003524	*
Gold	MD Overseas	India	CID003548
Tungsten	Artek LLC	Russian Federation	CID003553
Gold	Metallix Refining Inc.	United States Of America	CID003557
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575	*
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582	*
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China	CID003583	*
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China	CID003609	*
Tungsten	OOO “Technolom” 2	Russian Federation	CID003612
Tungsten	OOO “Technolom” 1	Russian Federation	CID003614
Gold	WEEEREFINING	France	CID003615	*
Gold	Gold by Gold Colombia	Colombia	CID003641	*
Tungsten	LLC Vostok	Russian Federation	CID003643
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China	CID003662
Gold	Dongwu Gold Group	China	CID003663
Gold	Sam Precious Metals	United Arab Emirates	CID003666
Tin	DS Myanmar	Myanmar	CID003831	*
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	CID003868	*
Tantalum	5D Production OU	Estonia	CID003926
Tungsten	HANNAE FOR T Co., Ltd.	Korea, Republic Of	CID003978
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam	CID003993	*
Gold	Coimpa Industrial LTDA	Brazil	CID004010	*

Tungsten	Nam Viet Cromit Joint Stock Company	Viet Nam	CID004034
Tantalum	PowerX Ltd.	Rwanda	CID004054	*
Tungsten	DONGKUK INDUSTRIES CO., LTD.	Korea, Republic Of	CID004060
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic Of The	CID004065	*
Tungsten	Lianyou Resources Co., Ltd.	Taiwan, Province Of China	CID004397	*
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China	CID004430	*
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia	CID004434
Gold	GG Refinery Ltd.	Tanzania, United Republic Of	CID004506	**
Tungsten	Kenee Mining Corporation Vietnam	Viet Nam	CID004619	**
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Japan	CID004403	**

Smelter and refinery facility names and locations as reported by the RMI.

* Denotes smelters and refiners which are conformant to a responsible minerals sourcing validation program.

** Denotes smelters and refiners which are participating in a responsible minerals sourcing validation program.

Appendix II: Country of Origin Information

The countries of origin of the Conflict Minerals processed by the smelters/refiners listed above may have included the countries listed below, based on information provided by the RMI to its members for the “conformant” smelters/refiners and our independent research of all other smelters/refiners disclosed. Because the RMI generally does not indicate individual country of origin of the Conflict Minerals processed by “conformant” smelters/refiners, we were not able to determine the countries of origin of the Conflict Minerals processed by the listed “conformant” smelters/ refiners with greater specificity. In addition, for some of the listed “conformant” smelters/refiners, the country-of-origin information is not disclosed by RMI.

L1 - Level 1 countries that are not identified as conflict regions or plausible areas of smuggling or export from the DRC and its nine adjoining countries.

Argentina, Armenia, Australia, Austria, Azerbaijan, Bahamas, Barbados, Belarus, Belgium, Benin, Bolivia, Bosnia and Herzegovina, Botswana, Brazil, Bulgaria, Burkina Faso, Cambodia, Cameroon, Canada, Cayman Islands, Chile, China, Colombia, Croatia, Curacao, Cyprus, Czech Republic, Denmark, Dominican Republic, Ecuador, Egypt, El Salvador, Eritrea, Estonia, Ethiopia, Fiji, Finland, France, Gabon, Gambia, Georgia, Germany, Ghana, Greece, Guatemala, Guinea, Guyana, Honduras, Hong Kong, Hungary, Iceland, India, Indonesia, Iran, Ireland, Israel, Italy, Ivory Coast, Japan, Jordan, Kazakhstan, Kenya, Korea, Republic of, Kosovo, Kuwait, Kyrgyzstan, Laos, Latvia, Lebanon, Liberia, Libya, Liechtenstein, Lithuania, Luxembourg, Macau, Madagascar, Malaysia, Mali, Malta, Mauritania, Mauritius, Mexico, Mongolia, Morocco, Myanmar, Namibia, Netherlands, New Caledonia, New Zealand, Nicaragua, Niger, Nigeria, Norway, Pakistan, Panama, Papua New Guinea, Peru, Philippines, Poland, Portugal, Puerto Rico, Romania, Russian Federation, San Marino, Saudi Arabia, Senegal, Serbia, Sierra Leone, Singapore, Slovakia, Solomon Islands, Spain, Suriname, Swaziland, Sweden, Switzerland, Taiwan, Tajikistan, Thailand, Togo, Trinidad and Tobago, Tunisia, Turkey, Ukraine, United Arab Emirates, United Kingdom of Great Britain and Northern Ireland, United States of America, Uruguay, Uzbekistan, Vatican City, Venezuela, Vietnam, Yemen and Zimbabwe.

L2 - Level 2 countries that are known or plausible countries for smuggling, exporting out of region or transit of materials containing tantalum, tin, tungsten or gold: Mozambique and South Africa.
CC – Covered Countries are the countries adjoining the Democratic Republic of Congo: Burundi, Rwanda, Tanzania, Uganda, and Zambia.
DRC - The Democratic Republic of the Congo.